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                                                                   Exhibit 3.10

                            Certificate of Amendment

                                       of

                          Certificate of Incorporation

                                       of

                               Conolog Corporation

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                            Under Section 242 of the
                        Delaware General Corporation Law

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                  Conolog Corporation, a corporation organized and existing
under the laws of the State of Delaware (the "Corporation") hereby certifies as follows:

               1. The Certificate of Incorporation of the Corporation is hereby amended by changing the article thereof numbered fourth so that, as amended, said article FOURTH shall be and read as follows:

               "FOURTH: The total number of shares of all classes of stock which the Corporation is authorized to issue is six million five hundred thousand (6,500,000) shares of which five hundred thousand (500,000) shares having a par value of $.50 per share are to be classified as Preferred Stock and six million (6,000,000) shares, having a par value of $1.00 per share are to be classified as Common Stock.

               Each one hundred (100) shares of the Corporation's Common Stock, par value $.01 per share, issued and outstanding as of the close of business on the date this Certificate of Amendment is filed shall be converted and reclassified into one (1) share of the Corporation's Common Stock par value $1.00 per share, so that each share of the Corporation's Common Stock issued and outstanding is hereby converted and reclassified. No fractional interests resulting from such conversion shall be issued, but in lieu thereof, the Corporation will pay cash for each currently issued and outstanding share of Common Stock, par value $.01 per share, representing such fractional interest at a price equal to the average of the closing bid and ask prices of the Corporation's Common Stock as reported on the OTC Bulletin Board on the day prior to the effectiveness of this Certificate of Amendment."

               2. The foregoing amendment has been duly adopted in accordance with the provisions of Section 242 of the General Corporation law of the State of Delaware by the vote of a majority of each class of outstanding stock of the Corporation entitled to vote thereon.





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                  IN WITNESS WHEREOF, we have signed this Certificate this 15th day of August, 1995.


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                                             Robert S. Benou, President
ATTEST:




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Arpad J. Havasy, Secretary